SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12
Old Mutual Advisor Funds II

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Important Information about the
Old Mutual Advisor Funds II Proxy
     During the week of March 6, 2006, a proxy will be mailed to registered shareholders of the Old Mutual Advisor Funds II series portfolios (each, a “Fund” and collectively, the “Funds”) as of February 10, 2006. The proxy describes the issues that your clients, as shareholders of the Funds, will be asked to vote on at a meeting of shareholders scheduled for April 19, 2006 (the “Meeting”). Below is an outline of the issues for which we are requesting your clients’ vote:
     1. To elect four trustees to the Board of Trustees (the “Board”) of the Old Mutual Advisor Funds II (the “Trust”), each of which will serve until a meeting of shareholders to be held in 2010 or their earlier retirement or removal.
     2. To approve a new investment management agreement with Old Mutual Capital, Inc. (“Old Mutual Capital”) for each Fund.
     3. To approve new investment sub-advisory agreements with:
a.	Liberty Ridge Capital, Inc. (“Liberty Ridge”) for Old Mutual Focused Fund, Old Mutual Large Cap Fund and Old Mutual Mid-Cap Fund;
b.	Liberty Ridge and Eagle Asset Management, Inc.(“Eagle”) for Old Mutual Small Cap Fund;
c.	Liberty Ridge, Eagle and Copper Rock Capital Partners, LLC (“Copper Rock”) for Old Mutual Strategic Small Company Fund;
d.	CastleArk Management, LLC, and Turner Investment Partners, Inc. (“Turner”) for Old Mutual Large Cap Growth Fund, Old Mutual Large Cap Growth Concentrated Fund and Old Mutual Select Growth Fund;
e.	Munder Capital Management and Turner for Old Mutual Growth Fund;
f.	Copper Rock for Old Mutual Emerging Growth Fund;
g.	Columbus Circle Investors for Old Mutual Columbus Circle Technology and Communications Fund;
h.	Barrow, Hanley, Mewhinney & Strauss for Old Mutual Barrow Hanley Value Fund (formerly known as Old Mutual Clipper Focus Fund);
i.	Analytic Investors, Inc. (“Analytic”) for Old Mutual Analytic U.S. Long Short Fund (formerly known as Old Mutual Analytic Disciplined Equity Fund);
j.	Thompson, Siegel & Walmsley, Inc. (“TS&W”) for Old Mutual TS&W Small Cap Value Fund;
k.	Heitman Real Estate Securities, LLC (“Heitman”) for Old Mutual Heitman REIT Fund;

l.	Dwight Asset Management Company (“Dwight”) for Old Mutual Dwight Short Term Fixed Income Fund and Old Mutual Dwight Intermediate Fixed Income Fund; and
m.	Wellington Management Company, LLP (“Wellington”) for Old Mutual Cash Reserves Fund.
     4. To approve a proposal that will permit Old Mutual Capital to hire sub-advisors of certain funds or modify sub-advisory agreements with such sub-advisors upon approval of the Board, including the Independent Trustees, and upon notification to shareholders, but without shareholder approval.
     5. To transact any other business, not currently contemplated, that may properly come before the Meeting, in the discretion of the proxies or their substitutes.
We have included a copy of the proxy for your information.
We ask that you please urge your clients to vote as soon as possible, as this will help reduce the number of times your clients are contacted as well as minimize the costs associated with using a proxy solicitor.
QUESTIONS AND ANSWERS:
Why is the Board recommending approval of a new investment advisory agreement with Old Mutual Capital?
The Board is recommending Old Mutual Capital as advisor to the Funds after reviewing its advisor-related infrastructure and reviewing its proposed fee arrangements for the Funds that significantly reduce the Funds’ fees and expenses.
Old Mutual Capital’s advisor-related infrastructure includes investment oversight and analysis, legal, compliance and administration capabilities. Old Mutual Capital has developed extensive resources to provide mutual fund shareholder services to the Old Mutual family of funds and will leverage these resources in its advisory and management role for the Trust. Pending shareholder approval, Old Mutual Capital will provide investment oversight, legal and compliance functions, and fund administration to the fund management process.
In determining to recommend Old Mutual Capital as advisor for the Funds, the Board also considered Old Mutual Capital’s proposed restructuring and reduction of the Funds’ investment advisory, sub-advisory and servicing fees. Old Mutual Capital has agreed to new fee arrangements that reduce the combined advisory and administrative service fees (“Management Fees”) paid by the Funds and institute new and more robust Management Fee breakpoints. Old Mutual Capital has also agreed to lower the expense limitations on the Funds by contractually waiving its fees or reimbursing expenses of a Fund to the extent a Fund’s expenses exceed the agreed upon expense cap for a period of at least three years. These expense limitations provide a meaningful reduction in the Funds’ expense ratios.

Why is the Board recommending approval of sub-advisory agreements with new investment managers?
After an extensive search to identify outstanding investment managers within their specific investment focus, the Board is recommending several new sub-advisors to manage certain Funds. The Trustees review was conducted along with Old Mutual Capital and with the assistance of an independent consultant.
Will Liberty Ridge continue to manage any Funds?
The Board is recommending that the Funds’ previous investment advisor, Liberty Ridge, continue managing certain Funds in a sub-advisory capacity. Specifically, the Board is recommending that Jerome Heppelman of Liberty Ridge continue to manage the Old Mutual Focused Fund, Old Mutual Large Cap Fund and Old Mutual Mid-Cap Fund and that James Bell continue to manage assets of the Old Mutual Small Cap Fund and Old Mutual Strategic Small Company Fund as a co-manager of those Funds.
Why is the Board recommending approval of a new sub-advisory agreement with sub-advisors who previously provided investment management services to certain Funds?
The Board is recommending that Analytic, Heitman, TS&W, Dwight and Wellington continue as sub-advisors to the Funds they previously managed. New sub-advisory agreements with these managers are necessary as the Board is recommending that Old Mutual Capital replace Liberty Ridge as a party to each sub-advisory agreement, which requires the approval of shareholders.
Why are Trustees being elected?
The Trustees are the representatives who oversee management and operations of the Funds. Certain regulations require that a majority of Trustees be elected by shareholders. In addition, the Board may fill vacancies or appoint new Trustees only if at least two-thirds of the Trustees will have been elected by shareholders. The Board currently has four members who are standing for election, three of which have been previously elected by shareholders. All four members of the Board are independent from management of the Funds. Nominees John Bartholdson, Jettie Edwards and Albert Miller have been Trustees of the Trust since 1995. Nominee Leigh Wilson was elected by the Board as a Trustee and Independent Chairman of the Board in January 2005. The four Nominees played an active and important role in securing the fee reductions and lowered expense caps described in the Proxy Statement. The Proxy Statement includes a brief description of each nominee’s history and current position with the Trust.
Additionally, as part of its settlement with certain regulators in 2004 related to “market timing” activity in the Funds, the Trust’s former investment advisor, Liberty Ridge Capital (formerly named Pilgrim Baxter & Associates, Ltd.) agreed to use its best efforts to have the Trust, among other things, hold a shareholder meeting of the Trust’s shareholders to elect Trustees. Although not named in any regulatory action, the Board voluntarily undertook to implement this condition and hold a shareholder meeting to elect trustees.
Why is the Board recommending approval of a proposal that would allow Old Mutual Capital to hire unaffiliated sub-advisors or modify sub-advisory agreements with unaffiliated sub-advisors?

The Old Mutual Cash Reserves, Old Mutual Columbus Circle Technology and Communications, Old Mutual Growth, Old Mutual Large Cap Growth Concentrated, Old Mutual Large Cap Growth, Old Mutual Select Growth, Old Mutual Small Cap, and Old Mutual Strategic Small Company Funds (together, the “Manager of Managers Funds”) will each be managed as a “manager of managers” fund. As a manager of managers, the Board or Old Mutual Capital, after consultation with and approval by the Board, would be permitted to hire new sub-advisors to manage the Manager of Managers Funds without seeking the approval of shareholders, provided that such sub-advisors are not affiliated with Old Mutual Capital (“Independent Sub-Advisors”) and the Trust receives an exemptive order from the SEC permitting this practice (the “Exemptive Order”). The Exemptive Order would benefit shareholders by allowing the Board and Old Mutual Capital to replace an underperforming Independent Sub-Advisor with a new unaffiliated sub-advisor without shareholder approval, thereby eliminating the need for the Trust to hold a costly and time consuming shareholder meeting. The Trust has applied for such an Exemptive Order and although the SEC has granted similar exemptive orders in the past, there can be no assurance that the SEC will grant the Exemptive Order to the Trust. If the Trust is not successful in obtaining the Exemptive Order, the Trust will be required to seek shareholder approval upon the hiring of Independent Sub-Advisors. Whether or not the SEC grants the Exemptive Order, the Board and Old Mutual Capital would seek shareholder approval before hiring a new sub-advisor or replacing an existing sub-advisor that is an affiliate of Old Mutual Capital.
Has the Funds’ Board Approved the Proposals?
Yes. After careful consideration, the Board unanimously recommends that shareholders vote FOR all the applicable proposals.
How do my clients vote their shares?
The Funds offer your clients a variety of ways to vote. Your clients may vote by telephone, via the Internet, or by returning the proxy card included with their proxy statement. The proxy card has the telephone number and website listed on it. Your clients will save the Trust time and postage costs by voting by phone or through the Internet.
Please advise your clients who vote by telephone or through the Internet not to return the proxy card. Also, if your clients do not vote, InvestorConnect, the Funds’ proxy solicitor, may contact your clients by telephone to request that they cast their vote.
Who should my clients call if they have additional questions?
If your clients have any other questions regarding the proxy, please advise them to call Old Mutual Shareholder Services at 1-800-433-0051.
Old Mutual Advisor Funds II
4643 South Ulster Street, Suite 600
Denver, Colorado 80237
800-433-0051
www.omfunds.com